Exhibit 99.3

GrowGeneration Purchases All the Assets of Superior Growers Supply

Michigan Purchase to add $4M in Revenue

DENVER, CO, April 16, 2018 /PRNewswire/ - GrowGeneration Corp. (OTCQX: GRWG), ("GrowGen" or the "Company"), one of the largest specialty retail hydroponic and organic gardening store chains, today announced that it has purchased all the assets of Superior Growers Supply (SGS). The Company will consolidate an estimated $4.0 Million in revenue post the transaction. With over 20,000 sq. ft. of warehouse and retail space, SGS is a destination location, servicing growers in the state of Michigan. Headquartered in Michigan, SGS has retail stores in Lansing, South Lansing, and Livonia, with distribution facilities in the Lansing area.

GrowGeneration Michigan

GrowGen continues the execution of its acquisition plans to acquire the leading hydroponic stores in key markets. In 2017, Michigan generated approximately $711 million in medical marijuana sales a year and $21 million in tax revenue. If full legalization happens, that number is expected to surpass $1 billion in sales a year. Roughly 277,000 patients are registered with the state to grow their own cannabis or obtain it from 43,000 registered caregivers who can supply a limited number of people. The Michigan patient count is only 2nd to California.

GrowGen CEO Comments:

Commenting on GrowGen's purchase of Superior Growers Supply, Darren Lampert, Co-Founder and CEO, said, "SGS, one of the original hydroponic retailers, strongly positions GrowGen in the Michigan market and will add $4 Million to our top line revenue to our consolidated financial statements. Adding the team at SGS and its iconic stores, is a major win for GrowGen's portfolio.  We have a strong acquisition pipeline and look forward to continuing our rapid expansion plans in 2018."

SGS CEO Comments:

Commenting on the sale of SGS, Jeffrey Gibson, CEO and Founder said, "In November of 1983, Superior Growers Supply (SGS) started as a mail order business operating out of a small barn.  The first, and only, product available for sale was a 1000-watt metal halide light kit.  Since that time SGS has become one of the leading retail hydroponic and indoor gardening supply merchants in the USA. We feel GrowGen is the company to continue our long-standing tradition of serving the growers in the Michigan market."

About GrowGeneration Corp.:

GrowGeneration Corp. ("GrowGen") owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 17 stores, which includes 7 locations in Colorado, 3 locations in Michigan, 3 locations in California, 2 locations in Nevada, 1 location in Rhode Island and 1 location in Washington. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

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SOURCE GrowGeneration

Related Links

www.growgeneration.com